Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 – USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

August 9, 2006

UFPT ANNOUNCES STRONG 2nd QUARTER RESULTS

Georgetown, Massachusetts, August 9, 2006.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported a profit of $701,000 or $0.13 per diluted common share outstanding for its second quarter ended June 30, 2006, more than doubling 2005 second quarter profits of $314,000 or $0.06 per diluted share outstanding.  Sales for the second quarter were $24.5 million or 17.3% higher than 2005 second quarter sales of $20.9 million.  For the six-month period ended June 30, 2006, the Company reported a profit of $1.3 million, compared to a profit of $400,000 in the same period last year.  Sales for the six-month period ended June 30, 2006 were $48.7 million or 24.5% higher than 2005 sales of $39.1 million.

“We are very pleased with our progress and financial results,” said R. Jeffrey Bailly, President & CEO.  “Our focused sales and marketing efforts have led to double-digit sales increases in five of our six target markets. This accelerated growth and our ongoing efforts to reduce costs and improve manufacturing efficiencies are combining to drive bottom line improvements.”

“Our Southeast automotive program, scheduled to run into 2011, is in full production and operating efficiently,” Bailly continued.  “This has helped offset an otherwise challenging automotive market.” Addressing the Company’s overall growth prospects, he said “Our strong cash flow has allowed us to pay down debt, leaving us with $11 million available on our revolver, which positions us well to fund future growth opportunities.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s Southeast automotive program being scheduled to run into 2011, the Company’s strategies for growth, efforts to improve operating efficiencies and the Company’s belief about the success of its strategies.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including the ability of the Company’s primary customer under the Company’s Southeast automotive program to terminate its contract underlying the program with the Company for any reason, subject to a cancellation charge, the ability of the Company to integrate the recently acquired Stephen Packaging Corporation in a timely, cost-effective manner without material loss of customers, risks associated with the identification of suitable acquisition candidates and the successful, efficient execution and integration of such acquisitions, recent increases and possible further increases in the cost of the Company’s raw materials and energy that the Company may not be able to pass through to its customers, other economic conditions that affect sales of the products of the Company’s packaging customers, the ability of the Company to obtain new customers, the ability of the Company to achieve positive results due to competition, decisions by customers to cancel or defer orders for their products that previously had been accepted, evolving customer requirements, difficulties associated with the roll out of new products, the costs of compliance with Sarbanes-Oxley related requirements, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	30-Jun-06	30-Jun-05	30-Jun-06	30-Jun-05
Net sales	$24,534	$20,918	$48,675	$39,110
Cost of sales	19,245	16,792	38,507	31,361
Gross profit	5,289	4,126	10,168	7,749
SG&A	3,872	3,373	7,529	6,423
Operating income	1,417	753	2,639	1,326
Interest expense, other income & expenses	289	246	584	682
Income before income taxes	1,128	507	2,055	644
Income taxes	427	193	781	244
Net income	$701	$314	$1,274	$400

Weighted average shares outstanding	4,974	4,814	4,924	4,772
Weighted average diluted shares outstanding	5,568	5,236	5,415	5,215
Per Share Data
Net income per share outstanding	$0.14	$0.07	$0.26	$0.08
Net income per diluted share outstanding	$0.13	$0.06	$0.24	$0.08

Consolidated Condensed Balance Sheets

($ in thousands)

	(Unaudited)
	30-Jun-06	31-Dec-05
Assets:
Current assets	$21,266	$23,580
Net property, plant, and equipment	10,906	10,973
Other assets	9,620	9,447
Total assets	$41,792	$44,000
Liabilities and stockholders’ equity:
Current liabilities	$15,875	$20,260
Long-term debt	7,641	7,650
Other liabilities	1,285	1,329
Total liabilities	$24,801	$29,239
Total stockholders’ equity	16,991	14,761
Total liabilities and stockholders’ equity	$41,792	$44,000